EXHIBIT 1.2 TO FORM 10-QSB

                                  AMENDMENT TO

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

      This Amendment to Agreement and Plan of Reorganization and Merger (this "Amendment"), is dated as of March 6, 1998, by and among TATONKA ENERGY, INC., an Oklahoma corporation ("Tatonka"), TATONKA ENERGY SUBSIDIARY, INC., a Texas corporation and a wholly-owned subsidiary of Tatonka ("Tatonka Sub"), PHY. MED., INC., a Texas corporation (the "Company") and GEORGE C. BARKER, a Texas resident ("Barker") and the EMPLOYEE STOCK OWNERSHIP PLAN OF PHY. MED., INC. (the "ESOP")(Barker and the ESOP are collectively the "Stockholders").

                                    Recitals


      A. The parties have entered into an Agreement and Plan of Reorganization and Merger dated as of March 6, 1998 (the "Agreement"), pursuant to which Tatonka, Tatonka Sub, and the Company intend that Tatonka Sub be merged with and into the Company, and that the Company be the sole surviving corporation
(sometimes called the "Surviving Corporation"), and Tatonka Sub be the disappearing corporation (sometimes called the "Disappearing Corporation").

      B. Tatonka, Tatonka Sub and the Company have each determined to engage in the transactions contemplated hereby, pursuant to which (i) Tatonka Sub will merge with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the laws of the State of Texas, (ii) 80% of the outstanding shares of the Company Common Stock shall be converted at such time into shares of common stock, par value $.001 per share, of Tatonka (the "Tatonka Common Stock") as set forth in this Agreement, and (iii) the Company shall become an 80% owned subsidiary of Tatonka.

      C. Recital F of the Agreement incorrectly states that Tatonka has 9,916,487 shares of Common Stock issued and outstanding or reserved for issuance, when the correct number is 10,416,487 shares issued and outstanding or reserved for issuance.

      D.  Section  2.11  contains  several   erroneous  numbers  of  shares  and
percentages.

      E. "Exhibit A-Merger Consideration" to Exhibit "A" to the Articles of Merger erroneously states:

      "The Stockholders shall receive the following Tatonka Common Stock as their Merger Consideration:

      George C. Barker.........................................54,230,788 shares
      The ESOP..................................................5,184,621 shares
      Total Merger Consideration..............................69,415,409 shares"

      NOW, THEREFORE, in consideration of the preceding recitals and their mutual desire that the Agreement read correctly, the parties mutually agree to correct said errors, as follows:

      1. Recital F correctly reads as follows:

         "F. Tatonka has 50,000,000 shares of Common Stock authorized for issuance and 10,416,487 shares issued and outstanding or reserved for issuance. Issuance at the effective Time of all the shares representing the Merger Consideration would result in the issuance of more than such 50,000,000 authorized shares."

      2. Section 2.11 of Exhibit "A" attached to the Articles of Merger correctly reads as follows:

         "Section 2.11 Percentage Protection Provision. The parties to this Agreement agree that they are entering into this Agreement with the intention that Barker and the ESOP will have at least 86.87% of the shares of Tatonka Common Stock outstanding after (a) the Effective Time and (b) the conversion of all the Tatonka Preferred Stock, but before the exercise of any of the three stock options contemplated to be issued by Tatonka (after the Effective Time) and referred to in Section 4.4 of this Agreement. The numbers of shares of Tatonka Common Stock set forth on Exhibit A as being issued to Barker and the ESOP at the Effective Time are based on the assumptions that (a) no more than 9,515,556 shares of Tatonka Common Stock, as presently constituted, will be outstanding at the Effective Time (exclusive of any shares that may be issued upon conversion of Tatonka Preferred Stock prior to the Effective Time), (b) no more than 900,931 shares will be issued upon conversion of all the Tatonka Preferred Stock, (c) no other shares of Tatonka Common Stock will be issued by virtue of any rights to receive any shares of Tatonka Common Stock or other securities of Tatonka that exist at the date of this Agreement or will exist at the Effective Time, and (d) the aggregate of 10,416,487 shares enumerated in (a) and (b) above will constitute no more than 13.13% of the shares of Tatonka Common Stock outstanding after the events described above.

         The parties to this Agreement covenant and agree that if more than the 10,416,487 shares of Tatonka Common Stock referred to in the foregoing paragraph are ultimately issued by Tatonka as a consequence of the matters referred to in such paragraph, Tatonka shall issue to Barker and the ESOP, pro rata, such additional number of shares of Tatonka Common Stock as shall be necessary to increase their collective ownership percentage of all shares of Tatonka Common Stock outstanding after the events described above to 86.87%."

      3. (2) "Exhibit A-Merger Consideration," which is attached to Exhibit "A" to the Articles of Merger, correctly reads as set forth below:


                        "Exhibit A - Merger Consideration
                                 (As Corrected)

      The Stockholders shall receive the following Tatonka Common Stock as their Merger Consideration:

      George C. Barker.........................................53,840,164 shares

      The ESOP.................................................15,075,245 shares

      Total Merger Consideration..............................68,915,409 shares"


      IN WITNESS WHEREOF, the parties have duly executed this Amendment to Agreement and Plan of Reorganization and Merger as of the date first written above.

TATONKA:                          TATONKA ENERGY, INC.



                                  By:  /s/ Joe Foor
                                       -----------------------------
                                           Joe Foor
                                           President



TATONKA SUB:                     TATONKA ENERGY SUBSIDIARY, INC.,

                                  By:  /s/ Joe Foor
                                       -----------------------------
                                           Joe Foor
                                           President



THE COMPANY:                      PHY. MED., INC.


                                  By:  /s/ George C. Barker
                                       -----------------------------
                                           George C. Barker
                                           President
BARKER:


                                       /s/ George C. Barker
                                       -----------------------------
                                           George C. Barker



ESOP:                             EMPLOYEE STOCK OWNERSHIP
                                  PLAN OF PHY. MED, INC.


                                  By:  /s/ George C. Barker, Trustee
                                       -----------------------------
                                           George C. Barker, Trustee